Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES REFINANCING OF 34 HOTELS

DALLAS, June 15, 2018 — Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully refinanced seven mortgage loans with existing outstanding balances totaling approximately $1.07 billion.  The previous mortgage loans that were refinanced were the MIP Portfolio loan with a final maturity date in February 2019, the Morgan Stanley Pool A loan with a final maturity date in August 2019, the Morgan Stanley Pool B loan with a final maturity date in August 2019, the Marriott Memphis loan with a final maturity date in April 2020, the Lakeway Resort loan with a final maturity date in May 2020, the W Atlanta Downtown loan with a final maturity date in July 2020, and the JP Morgan 17-Pack loan with a final maturity date in October 2022.

The new financing is comprised of six separate mortgage loans with an average size of approximately $211.7 million  that together total approximately $1.27 billion and each has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions.  The loans bear interest at a combined weighted average rate of LIBOR + 3.85%, which is 72 basis points lower than the previous mortgage loans. The terms allow for the potential to lower the spread on this financing depending upon where the securitization of the debt ultimately prices. After closing this transaction, the weighted average maturity of Company’s debt will be 6.2 years assuming extension options are exercised.  The closing of this financing brings the Company’s total refinancing activity since the start of 2017 to $3.4 billion.

The loans are interest only and are comprised of six pools. The Pool A loan is secured by seven hotels: Courtyard Columbus Tipton Lakes, Courtyard Scottsdale Old Town, Residence Inn Phoenix Airport, SpringHill Suites Manhattan Beach, SpringHill Suites Plymouth Meeting, Residence Inn Las Vegas Hughes Center and Residence Inn Newark.  The Pool B loan is secured by seven hotels: Courtyard Newark, SpringHill Suites BWI, Courtyard Oakland Airport, Courtyard Plano Legacy, Residence Inn Plano, TownePlace Suites Manhattan Beach and Courtyard Basking Ridge.  The Pool C loan is secured by five hotels: Sheraton San Diego Mission Valley, Sheraton Bucks County, Hilton Ft. Worth, Hyatt Regency Coral Gables and Hilton Minneapolis.  The Pool D loan is secured by five hotels: Hilton Santa Fe, Embassy Suites Dulles, Marriott Beverly Hills, One Ocean Resort and Marriott Suites Dallas Market Center.  The Pool E loan is secured by five hotels: Marriott Memphis East, Embassy Suites Philadelphia Airport, Sheraton Anchorage, Lakeway Resort & Spa and Marriott Fremont.  The Pool F loan is secured by five hotels: W Atlanta Downtown, Embassy Suites Flagstaff, Embassy Suites Walnut Creek, Marriott Bridgewater and Marriott Durham Research Triangle Park.

“This was a very important financing for us as it allowed us to extend the maturity of a significant portion of our debt while maximizing our flexibility by managing loan pool sizes,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “We have had great success recently in our proactive efforts to capitalize on the favorable debt markets to significantly lower the loan spreads from what we would have paid under the previous terms.”

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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